Exhibit 99.1

Consent to be Named as a Director

In connection with the filing by Allwyn Entertainment AG of the Registration Statement (the “Registration Statement”) on Form F-4 with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Securities Act”), I hereby consent, pursuant to Rule 438 of the Securities Act, to being named in the Registration Statement and any and all amendments and supplements thereto as a member of the board of directors of Allwyn Entertainment AG following the consummation of the business combination. I also consent to the filing of this consent as an exhibit to such Registration Statement and any amendments thereto.

Dated: July 14, 2022

Name: Clifton S. Robbins

/s/ Clifton S. Robbins
Signature